 Exhibit 10.2

Exhibit A to Employment Agreement

June ___, 2011

Mr. Mark G. Sander

RE:	Letter Agreement dated June [ ], 2011, Option Number [______]

Grant of Nonqualified Stock Option (the “Letter Agreement” or "Agreement")

Dear Mr. Sander:

I am pleased to advise you that on June [  ], 2011 (the "Date of Grant") and pursuant to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, as Amended (the "Plan"), the Compensation Committee (the "Committee") of the Board of Directors of First Midwest Bancorp, Inc. (the "Company") approved a grant to you of a "Nonqualified Stock Option" (the "Option"). The Option provides you with the opportunity to purchase, for $_____ per share, up to [___________] shares of the Company's Common Stock.1

The Option is subject to the terms and conditions of the Plan, including any amendments thereto, which are incorporated herein by reference, and to the following provisions:

1.	Exercisability

Except as otherwise provided in paragraphs (3), (4), (5) and (8) below, the Option shall be exercisable only if you continue in the employment of the Company or any of its subsidiaries. The Option will become fully vested and exercisable on December 31, 2011.  In the event of your death, Disability or discharge by the Company without Cause or voluntary termination of employment for Good Reason (in either case as defined in your June __, 2011 Employment Agreement) or in the event of a Change in Control, as defined in paragraph (4), prior to December 31, 2011, the Option will become fully vested and exercisable as set forth in paragraphs (3) and (4), respectively. The Option expires upon the close of business on June [  ], 2021 (the "Expiration Date").

1  Option price to be closing price on date of grant (June [  ], 2011) and shares to be equal to $200,000 divided by the Topic 718 value of the option.

2.	Procedure for Exercise

Subject to the foregoing paragraph (1), you may exercise the Option at any time and from time to time during the term of the Option by:

(a)	delivery of written notification of exercise and payment in full:

(i)	in cash or its equivalent (including a broker-assisted cashless exercise as described in the Plan); or

(ii)
by tendering Previously-Acquired Shares of Company Stock having a fair market value at the exercise date (defined as the average of the high and low prices of the Company's Common Stock as reported by the consolidated tape of the Nasdaq National Market System on the date the written notice of exercise is received by the office of the Corporate Controller) equal to all or part of the total Option price (including for this purpose shares deemed tendered by affirmation of ownership); or

(iii)	by combination of (i) and (ii);

(b)
for all Option shares being purchased, plus the amount of federal and state income tax and FICA/Medicare tax required to be withheld by reason of the exercise of the Option, unless you have properly elected to deliver Previously-Acquired Shares or have Option shares withheld to satisfy such taxes; and

(c)
if requested within the specified time set forth in any such request, delivery to the Company of such written representations and undertakings as may, in the opinion of the Company's counsel, be necessary or desirable to comply with federal and state securities laws.

Further information regarding procedures for exercising your Options, including the definition of Previously-Acquired Shares, can be found in the Plan, the Plan's "Summary Description" and the document entitled "How to Exercise Your Stock Options".  If you are a first time grant recipient, these documents accompany this Letter Agreement.

3.	Termination of Employment

If your employment with the Company or any of its subsidiaries terminates due to your death, Disability, discharge by the Company without Cause or voluntary termination of employment for Good Reason, all vesting exercise restrictions will lapse and the Option will become immediately exercisable in full. If your employment with the Company or any of its subsidiaries terminates prior to the Expiration Date, the Option will continue to be exercisable by you (or in the event of your death, by your beneficiary or your estate's executor or administrator) to the same degree that the Option was exercisable on your employment termination date (including any acceleration of vesting which may occur in the event of death, Disability, discharge by the Company without Cause or voluntary termination of employment for Good Reason), until the first of the following occur:

(a)
except as provided in Paragraph 4 for a Change in Control, the expiration of 30 days after the date your employment is terminated for any reason other than Retirement (as defined in the Plan), death, Disability or discharge for Cause (as defined in the Plan);

(b)	the third anniversary of your termination by reason of Retirement, death or Disability;

(c)	the termination date if the termination is for Cause; or

(d)	the Expiration Date.

4.	Merger, Consolidation or Change in Control

In the event of a Change in Control, all holding period and vesting exercise restrictions will lapse and the Options will become immediately exercisable in full and the 30 day period set forth in paragraph (3)(a) above will be extended to three (3) years. For purposes of this Agreement, "Change in Control" shall be as defined in Section 14 of the Plan, provided that notwithstanding the provisions of Section 14(c) of the Plan relating to stockholder approval of a transaction constituting a Business Combination (as defined in Section 14(c)), a Change in Control with respect to a Business Combination shall not occur prior to the date of consummation of such transaction.

5.	Limited Transferability of Option

The Option is personal to you and may not be sold, transferred, pledged, assigned or otherwise alienated, otherwise than by will or by the laws of descent and distribution and other than as provided herein. Your Option shall be exercisable during your lifetime only by you. Notwithstanding the foregoing, you may transfer your Option to:

(a)	your spouse, children or grandchildren ("Immediate Family Members");

(b)	a trust or trusts for the exclusive benefit of such Immediate Family Members, or;

(c)	a partnership in which such Immediate Family Members are the only partners, provided that:

(i)	there may be no consideration for any such transfer;

(ii)	subsequent transfers of the transferred Option shall be prohibited, except to designated beneficiaries; and

(iii)	such transfer is evidenced by documents acceptable to the Company and filed with the Corporate Secretary.

Following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of designating a beneficiary with respect thereto, the transferee shall be entitled to designate the beneficiary. The provisions of this Letter Agreement relating to the period of exercisability and expiration of the Option shall continue to be applied with respect to you and the Option shall be exercisable by the transferee only to the extent, and for the periods, set forth above. Transfer of Common Stock purchased by your transferee upon exercise of the Option may also be subject to the restrictions and limitations described in Paragraph (6) below.

6.	Securities Law Restrictions

You understand and acknowledge that applicable securities laws govern and may restrict your right to offer, sell, or otherwise dispose of any Common Stock purchased upon exercise of the Option. The Company registered the Option shares under The Securities Act of 1933.

Executive Officers of the Company subject to the two (2) day reporting rules of Section 16(a) and short-swing profit recovery rules of Section 16(b) of the Securities Exchange Act of 1934 should consult the Company's Corporate Secretary prior to exercise of this Option or selling any such shares acquired upon exercise thereafter.

Additional information regarding these rules can be found in the Plan's "Summary Description" and the document entitled "How to Exercise Your Stock Options".

7.	Tax Consequences

Information regarding federal tax consequences of the Option can be found in the Plan's "Summary Description" and the document entitled "How to Exercise Your Stock Options". You are strongly encouraged to contact your tax advisor regarding such tax consequences as they relate to you.

8.	Employment of Successors

Nothing herein confers any right or obligation on you to continue in the employment of the Company or any subsidiary or shall affect in any way your right or the right of the Company or any subsidiary, as the case may be, to terminate your employment at any time. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company.

9.	Conformity with Plan

The Option is intended to conform in all respects with the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed Confirmation of Acceptance of this Letter Agreement, you agree to be bound by all the terms hereof and of the Plan. Except as otherwise expressly provided herein, all definitions stated in the Plan shall be fully applicable to this Letter Agreement.

Any action taken or decision made by the Compensation Committee of the Company's Board of Directors arising out of or in connection with the construction, administration, interpretation or effect of this Agreement or the Plan shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on you and all persons claiming under or through you. This Agreement shall be binding upon your heirs, executors, administrators and successors.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.

10.	Post-Vesting Holding Period; Clawback

(a)
For a period of twelve (12) months after any exercise of this Option, you agree to hold and remain the sole owner of, and to not transfer or otherwise reduce your risk with respect to shares acquired upon such exercise.  This post-vesting holding period requirement (i) will not apply to prevent withholding of shares to satisfy taxes under paragraph (2) above, and (ii) will cease upon your death, Disability, discharge by the Company without Cause, voluntary termination of employment for Good Reason or a Change in Control.

(b)
In the event (i) you voluntarily terminate your employment (other than for “Good Reason”) or are terminated for “Cause” after the vesting of the Options on December 31, 2011, and (ii) you provide any services, directly or indirectly, with respect to products or services which are “competing products or services” or breach any of your obligations under your Employment Agreement, then (A) you shall forfeit and may no longer exercise any unexercised portion of the Option, and (B) upon written demand from the Company, you shall repay to the Company a cash sum equal to the fair market value of the net after-tax number of Shares which you had received upon any exercise of the Option during the twelve-month period immediately preceding the date you first provided such services or committed such breach.  Such fair market value shall be determined as of the date of exercise. For purposes of this Letter Agreement, a “competing product or service” is a product or service which is offered by any banking or financial institution within the Market Area that competes with a product or service provided by the Company or its subsidiaries as of the date of your termination of employment. For purposes of this Letter Agreement, “Good Reason” and “Cause” shall have the meaning set forth in your Employment Agreement and “Market Area” shall have the meaning set forth in your Employment Agreement for purposes of clauses (a) and (b) of Section 15 thereof.  Any repayment under this Paragraph (10) shall be in addition to any other remedies which the Company may have under your Employment Agreement.

To confirm your understanding and acceptance of the Option granted to you by this Letter Agreement, please execute and return in the enclosed envelope the following enclosed documents: (a) the "Beneficiary Designation Form" and (b) the Confirmation of Acceptance endorsement of this Letter Agreement. The original copy of this Letter Agreement should be retained for your permanent records.

If you have any questions, please do not hesitate to contact the office of the Corporate Controller of First Midwest Bancorp, Inc. at (630) 875-7459.

Very truly yours,

        /s/ Michael L. Scudder

     Michael L. Scudder
     President and Chief Executive Officer
         First Midwest Bancorp, Inc.